-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             --------------------

                                SCHEDULE 13D/A
                  under the Securities Exchange Act of 1934*
                               (Amendment No. 8)
                             --------------------

                  QUILMES INDUSTRIAL (QUINSA) SOCIETE ANONYME
                               (Name of Issuer)

                            QUILMES INDUSTRIAL S.A.
                  (Translation of Issuer's Name into English)
                             --------------------

                   Class B Common Shares, without par value

            American Depositary Shares, each of which represents 2
            Class B Common Shares, without par value, evidenced by
                         American Depositary Receipts
                        (Title of Class of Securities)
                             --------------------

                                   74838Y20
                                (CUSIP Number)
                             --------------------

                             Carlos Alves de Brito
                    Companhia de Bebidas das Americas-AmBev
 Rua Dr. Renato Paes de Barros, no. 1.017, 3o. andar cjs. 31 e 32
                            04530-001 Sao Paulo, SP
                                    Brazil
                               (55-11) 2122-1505

                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)
                             --------------------

                                   Copy to:
                              David Mercado, Esq.
                            Cravath, Swaine & Moore LLP
                               825 Eighth Avenue
                           New York, New York 10019
                                (212) 474-1000
                             --------------------

                                March 3, 2004
                 (Date of Event to Which This Filing Relates)
-------------------------------------------------------------------------------

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because ofss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [  ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

                        (Continued on following pages)

CUSIP No. 74838Y20
________________________________________________________________________________
         Names of Reporting Persons
         COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV
1
         IRS Identification Nos. of Above Persons (entities only)
         Not Applicable (foreign entity)
________________________________________________________________________________
         Check the Appropriate Box if a Member of a Group (See Instructions)
2                                                               (a)  [x]
                                                                (b)  [ ]
________________________________________________________________________________
3        SEC Use Only

________________________________________________________________________________
4        Source of Funds (See Instructions)
         OO; WC
________________________________________________________________________________
5        Check if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d) or 2(e)                                  [ ]
________________________________________________________________________________
6        Citizenship or Place of Organization
         FEDERATIVE REPUBLIC OF BRAZIL
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,388,914 Class B Common Shares*
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,388,914 Class B Common Shares*
________________________________________________________________________________
11       Aggregate Amount Beneficially Owned by Each Reporting Person
         38,388,914 Class B Common Shares*
________________________________________________________________________________
12       Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                              [ ]
________________________________________________________________________________
13       Percent of Class Represented by Amount in Row (11)
         62.27%*
________________________________________________________________________________
14       Type of Reporting Person (See Instructions)
         HC
________________________________________________________________________________

*/ On January 31, 2003, NCAQ Sociedad Colectiva ("NCAQ"), an indirect subsidiary of Companhia de Bebidas das Americas - AmBev ("AmBev"), acquired 26,388,914 Class B Shares of the Issuer. On January 31, 2003, Dunvegan S.A., an indirect subsidiary of AmBev ("Dunvegan"), also acquired 230,920,000 Class A Common Shares of the Issuer from Beverage Associates (BAC) Corp. ("BAC"). In addition, Dunvegan has acquired, after February 1, 2003, 12,000,000 Class B Shares of the Issuer in the aggregate. Each Class A Common Share and Class B Common Share has one vote. As of the date hereof, AmBev, through its subsidiaries, owns approximately 38.67% (not including certain escrowed shares over which AmBev and BAC share voting rights) of all the outstanding voting shares of the Issuer. AmBev also has an option to acquire from BAC, and BAC has an option to sell to AmBev, an additional 373,520,000 Class A Common Shares. In addition, on January 31, 2003, BAC and AmBev purchased 6,056,656 and 8,024,234 shares, respectively, of Quilmes International (Bermuda) Ltd. ("QIB"), a subsidiary of Quinsa, from Heineken International B.V. ("Heineken"), which represents a 12.37% interest in QIB and all of the outstanding shares of QIB not owned by Quinsa.

CUSIP No. 74838Y20
________________________________________________________________________________
         Names of Reporting Persons

         FUNDACAO ANTONIO E HELENA ZERRENNER INSTITUICAO NACIONAL DE
         BENEFICENCIA
   1
         IRS Identification Nos. of Above Persons (entities only)
         Not Applicable (foreign entity)
________________________________________________________________________________
         Check the Appropriate Box if a Member of a Group (See Instructions)
   2                                                                  (a)  [x]
                                                                      (b)  [ ]
________________________________________________________________________________
   3     SEC Use Only
________________________________________________________________________________
   4     Source of Funds (See Instructions)
         OO
________________________________________________________________________________
   5     Check if Disclosure of Legal Proceedings is Required
         Pursuant Items 2(d) or 2(e)                                    [ ]
________________________________________________________________________________
   6     Citizenship or Place of Organization
         Federative Republic of Brazil
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,388,914 Class B Common Shares*
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,388,914 Class B Common Shares*
________________________________________________________________________________
11       Aggregate Amount Beneficially Owned by Each Reporting Person
         38,388,914 Class B Common Shares*
________________________________________________________________________________
12       Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                              [ ]
________________________________________________________________________________
13       Percent of Class Represented by Amount in Row (11)
         62.27%*
________________________________________________________________________________
14       Type of Reporting Person (See Instructions)
         HC
________________________________________________________________________________

*/ On January 31, 2003, NCAQ, an indirect subsidiary of AmBev, acquired 26,388,914 Class B Shares of the Issuer. On January 31, 2003, Dunvegan, an indirect subsidiary of AmBev, also acquired 230,920,000 Class A Common Shares of the Issuer from BAC. In addition, Dunvegan has acquired, after February 1, 2003, 12,000,000 Class B Shares of the Issuer in the aggregate. Each Class A Common Share and Class B Common Share has one vote. As of the date hereof, AmBev, through its subsidiaries, owns approximately 38.67% (not including certain escrowed shares over which AmBev and BAC share voting rights) of all the outstanding voting shares of the Issuer. AmBev also has an option to acquire from BAC, and BAC has an option to sell to AmBev, an additional 373,520,000 Class A Common Shares. In addition, on January 31, 2003, BAC and AmBev purchased 6,056,656 and 8,024,234 shares, respectively, of QIB, a subsidiary of Quinsa, from Heineken, which represents a 12.37% interest in QIB and all of the outstanding shares of QIB not owned by Quinsa.

CUSIP No. 74838Y20
-------- -----------------------------------------------------------------------
         Names of Reporting Persons
         BRACO S.A.
1
         IRS Identification Nos. of Above Persons (entities only)
         Not Applicable (foreign entity)
________________________________________________________________________________
         Check the Appropriate Box if a Member of a Group (See Instructions)
   2                                                                  (a)  [x]
                                                                      (b)  [ ]
________________________________________________________________________________
3        SEC Use Only
________________________________________________________________________________
4        Source of Funds (See Instructions)
         OO
________________________________________________________________________________
5        Check if Disclosure of Legal Proceedings is Required
         Pursuant Items 2(d) or 2(e)                                    [ ]
________________________________________________________________________________
6        Citizenship or Place of Organization
         FEDERATIVE REPUBLIC OF BRAZIL
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,388,914 Class B Common Shares*
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,388,914 Class B Common Shares*
________________________________________________________________________________
11       Aggregate Amount Beneficially Owned by Each Reporting Person
         38,388,914 Class B Common Shares*
________________________________________________________________________________
12       Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                              [ ]
________________________________________________________________________________
13       Percent of Class Represented by Amount in Row (11)
         62.27%*
________________________________________________________________________________
14       Type of Reporting Person (See Instructions)
         HC
________________________________________________________________________________

*/ On January 31, 2003, NCAQ, an indirect subsidiary of AmBev, acquired 26,388,914 Class B Shares of the Issuer. On January 31, 2003, Dunvegan, an indirect subsidiary of AmBev, also acquired 230,920,000 Class A Common Shares of the Issuer from BAC. In addition, Dunvegan has acquired, after February 1, 2003, 12,000,000 Class B Shares of the Issuer in the aggregate. Each Class A Common Share and Class B Common Share has one vote. As of the date hereof, AmBev, through its subsidiaries, owns approximately 38.67% (not including certain escrowed shares over which AmBev and BAC share voting rights) of all the outstanding voting shares of the Issuer. AmBev also has an option to acquire from BAC, and BAC has an option to sell to AmBev, an additional 373,520,000 Class A Common Shares. In addition, on January 31, 2003, BAC and AmBev purchased 6,056,656 and 8,024,234 shares, respectively, of QIB, a subsidiary of Quinsa, from Heineken, which represents a 12.37% interest in QIB and all of the outstanding shares of QIB not owned by Quinsa.

CUSIP No. 74838Y20
________________________________________________________________________________
         Names of Reporting Persons
         EMPRESA DE ADMINISTRACAO E PARTICIPACOES S.A. - ECAP
1
         IRS Identification Nos. of Above Persons (entities only)
         Not Applicable (foreign entity)
________________________________________________________________________________
         Check the Appropriate Box if a Member of a Group (See Instructions)
2                                                                      (a)  [x]
                                                                       (b)  [ ]
________________________________________________________________________________
3        SEC Use Only
________________________________________________________________________________
4        Source of Funds (See Instructions)
         OO
________________________________________________________________________________
5        Check if Disclosure of Legal Proceedings is Required
         Pursuant Items 2(d) or 2(e)                                    [ ]
________________________________________________________________________________
6        Citizenship or Place of Organization
         FEDERATIVE REPUBLIC OF BRAZIL
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,388,914 Class B Common Shares*
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,388,914 Class B Common Shares*
________________________________________________________________________________
11       Aggregate Amount Beneficially Owned by Each Reporting Person
         38,388,914 Class B Common Shares*
________________________________________________________________________________
12       Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                              [ ]
________________________________________________________________________________
13       Percent of Class Represented by Amount in Row (11)
         62.27%*
________________________________________________________________________________
14       Type of Reporting Person (See Instructions)
         HC
________________________________________________________________________________

*/ On January 31, 2003, NCAQ, an indirect subsidiary of AmBev, acquired 26,388,914 Class B Shares of the Issuer. On January 31, 2003, Dunvegan, an indirect subsidiary of AmBev, also acquired 230,920,000 Class A Common Shares of the Issuer from BAC. In addition, Dunvegan has acquired, after February 1, 2003, 12,000,000 Class B Shares of the Issuer in the aggregate. Each Class A Common Share and Class B Common Share has one vote. As of the date hereof, AmBev, through its subsidiaries, owns approximately 38.67% (not including certain escrowed shares over which AmBev and BAC share voting rights) of all the outstanding voting shares of the Issuer. AmBev also has an option to acquire from BAC, and BAC has an option to sell to AmBev, an additional 373,520,000 Class A Common Shares. In addition, on January 31, 2003, BAC and AmBev purchased 6,056,656 and 8,024,234 shares, respectively, of QIB, a subsidiary of Quinsa, from Heineken, which represents a 12.37% interest in QIB and all of the outstanding shares of QIB not owned by Quinsa.

CUSIP No. 74838Y20
________________________________________________________________________________
         Names of Reporting Persons
         S-BRACO PARTICIPACOES S.A.
1
         IRS Identification Nos. of Above Persons (entities only)
         Not Applicable (foreign entity)
________________________________________________________________________________
         Check the Appropriate Box if a Member of a Group (See Instructions)
2                                                                     (a)  [ ]
                                                                      (b)  [ ]
________________________________________________________________________________
3        SEC Use Only
________________________________________________________________________________
4        Source of Funds (See Instructions)
         OO
________________________________________________________________________________
5        Check if Disclosure of Legal Proceedings is Required
         Pursuant Items 2(d) or 2(e)                                    [ ]
________________________________________________________________________________
6        Citizenship or Place of Organization
         FEDERATIVE REPUBLIC OF BRAZIL
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,388,914 Class B Common Shares*
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,388,914 Class B Common Shares*
________________________________________________________________________________
11       Aggregate Amount Beneficially Owned by Each Reporting Person
         38,388,914 Class B Common Shares*
________________________________________________________________________________
12       Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                              [ ]
________________________________________________________________________________
13       Percent of Class Represented by Amount in Row (11)
         62.27%*
________________________________________________________________________________
14       Type of Reporting Person (See Instructions)
         HC
________________________________________________________________________________

*/ On January 31, 2003, NCAQ, an indirect subsidiary of AmBev, acquired 26,388,914 Class B Shares of the Issuer. On January 31, 2003, Dunvegan, an indirect subsidiary of AmBev, also acquired 230,920,000 Class A Common Shares of the Issuer from BAC. In addition, Dunvegan has acquired, after February 1, 2003, 12,000,000 Class B Shares of the Issuer in the aggregate. Each Class A Common Share and Class B Common Share has one vote. As of the date hereof, AmBev, through its subsidiaries, owns approximately 38.67% (not including certain escrowed shares over which AmBev and BAC share voting rights) of all the outstanding voting shares of the Issuer. AmBev also has an option to acquire from BAC, and BAC has an option to sell to AmBev, an additional 373,520,000 Class A Common Shares. In addition, on January 31, 2003, BAC and AmBev purchased 6,056,656 and 8,024,234 shares, respectively, of QIB, a subsidiary of Quinsa, from Heineken, which represents a 12.37% interest in QIB and all of the outstanding shares of QIB not owned by Quinsa.

CUSIP No. 74838Y20
________________________________________________________________________________
         Names of Reporting Persons
         JORGE PAULO LEMANN
1
         IRS Identification Nos. of Above Persons (entities only)
         Not Applicable
________________________________________________________________________________
         Check the Appropriate Box if a Member of a Group (See Instructions)
2                                                                     (a)  [x]
                                                                      (b)  [ ]
________________________________________________________________________________
3        SEC Use Only
________________________________________________________________________________
4        Source of Funds (See Instructions)
         OO
________________________________________________________________________________
5        Check if Disclosure of Legal Proceedings is Required
         Pursuant Items 2(d) or 2(e)                                    [ ]
________________________________________________________________________________
6        Citizenship or Place of Organization
         FEDERATIVE REPUBLIC OF BRAZIL
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,388,914 Class B Common Shares*
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,388,914 Class B Common Shares*
________________________________________________________________________________
11       Aggregate Amount Beneficially Owned by Each Reporting Person
         38,388,914 Class B Common Shares*
________________________________________________________________________________
12       Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                              [ ]
________________________________________________________________________________
13       Percent of Class Represented by Amount in Row (11)
         62.27%*
________________________________________________________________________________
14       Type of Reporting Person (See Instructions)
         IN
________________________________________________________________________________

*/ On January 31, 2003, NCAQ, an indirect subsidiary of AmBev, acquired 26,388,914 Class B Shares of the Issuer. On January 31, 2003, Dunvegan, an indirect subsidiary of AmBev, also acquired 230,920,000 Class A Common Shares of the Issuer from BAC. In addition, Dunvegan has acquired, after February 1, 2003, 12,000,000 Class B Shares of the Issuer in the aggregate. Each Class A Common Share and Class B Common Share has one vote. As of the date hereof, AmBev, through its subsidiaries, owns approximately 38.67% (not including certain escrowed shares over which AmBev and BAC share voting rights) of all the outstanding voting shares of the Issuer. AmBev also has an option to acquire from BAC, and BAC has an option to sell to AmBev, an additional 373,520,000 Class A Common Shares. In addition, on January 31, 2003, BAC and AmBev purchased 6,056,656 and 8,024,234 shares, respectively, of QIB, a subsidiary of Quinsa, from Heineken, which represents a 12.37% interest in QIB and all of the outstanding shares of QIB not owned by Quinsa.

CUSIP No. 74838Y20
________________________________________________________________________________
         Names of Reporting Persons
         CARLOS ALBERTO DA VEIGA SICUPIRA
1
         IRS Identification Nos. of Above Persons (entities only)
         Not Applicable
________________________________________________________________________________
         Check the Appropriate Box if a Member of a Group (See Instructions)
2                                                                     (a)  [x]
                                                                      (b)  [ ]
________________________________________________________________________________
3        SEC Use Only
________________________________________________________________________________
4        Source of Funds (See Instructions)
         OO
________________________________________________________________________________
5        Check if Disclosure of Legal Proceedings is Required
         Pursuant Items 2(d) or 2(e)                                     [ ]
________________________________________________________________________________
6        Citizenship or Place of Organization
         FEDERATIVE REPUBLIC OF BRAZIL
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,388,914 Class B Common Shares*
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,388,914 Class B Common Shares*
________________________________________________________________________________
11       Aggregate Amount Beneficially Owned by Each Reporting Person
         38,388,914 Class B Common Shares*
________________________________________________________________________________
12       Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                              [ ]
________________________________________________________________________________
13       Percent of Class Represented by Amount in Row (11)
         62.27%*
________________________________________________________________________________
14       Type of Reporting Person (See Instructions)
         IN
________________________________________________________________________________

*/ On January 31, 2003, NCAQ, an indirect subsidiary of AmBev, acquired 26,388,914 Class B Shares of the Issuer. On January 31, 2003, Dunvegan, an indirect subsidiary of AmBev, also acquired 230,920,000 Class A Common Shares of the Issuer from BAC. In addition, Dunvegan has acquired, after February 1, 2003, 12,000,000 Class B Shares of the Issuer in the aggregate. Each Class A Common Share and Class B Common Share has one vote. As of the date hereof, AmBev, through its subsidiaries, owns approximately 38.67% (not including certain escrowed shares over which AmBev and BAC share voting rights) of all the outstanding voting shares of the Issuer. AmBev also has an option to acquire from BAC, and BAC has an option to sell to AmBev, an additional 373,520,000 Class A Common Shares. In addition, on January 31, 2003, BAC and AmBev purchased 6,056,656 and 8,024,234 shares, respectively, of QIB, a subsidiary of Quinsa, from Heineken, which represents a 12.37% interest in QIB and all of the outstanding shares of QIB not owned by Quinsa.

CUSIP No. 74838Y20
________________________________________________________________________________
         Names of Reporting Persons
         MARCEL HERRMANN TELLES
1
         IRS Identification Nos. of Above Persons (entities only)
         Not Applicable
________________________________________________________________________________
         Check the Appropriate Box if a Member of a Group (See Instructions)
2                                                                     (a)  [x]
                                                                      (b)  [ ]
________________________________________________________________________________
3        SEC Use Only
________________________________________________________________________________
4        Source of Funds (See Instructions)
         OO
________________________________________________________________________________
5        Check if Disclosure of Legal Proceedings is Required
         Pursuant Items 2(d) or 2(e)                                       [ ]
________________________________________________________________________________
6        Citizenship or Place of Organization
         FEDERATIVE REPUBLIC OF BRAZIL
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,388,914 Class B Common Shares*
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,388,914 Class B Common Shares*
________________________________________________________________________________
11       Aggregate Amount Beneficially Owned by Each Reporting Person
         38,388,914 Class B Common Shares*
________________________________________________________________________________
12       Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                 [ ]
________________________________________________________________________________
13       Percent of Class Represented by Amount in Row (11)
         62.27%*
________________________________________________________________________________
14       Type of Reporting Person (See Instructions)
         IN
________________________________________________________________________________

*/ On January 31, 2003, NCAQ, an indirect subsidiary of AmBev, acquired 26,388,914 Class B Shares of the Issuer. On January 31, 2003, Dunvegan, an indirect subsidiary of AmBev, also acquired 230,920,000 Class A Common Shares of the Issuer from BAC. In addition, Dunvegan has acquired, after February 1, 2003, 12,000,000 Class B Shares of the Issuer in the aggregate. Each Class A Common Share and Class B Common Share has one vote. As of the date hereof, AmBev, through its subsidiaries, owns approximately 38.67% (not including certain escrowed shares over which AmBev and BAC share voting rights) of all the outstanding voting shares of the Issuer. AmBev also has an option to acquire from BAC, and BAC has an option to sell to AmBev, an additional 373,520,000 Class A Common Shares. In addition, on January 31, 2003, BAC and AmBev purchased 6,056,656 and 8,024,234 shares, respectively, of QIB, a subsidiary of Quinsa, from Heineken, which represents a 12.37% interest in QIB and all of the outstanding shares of QIB not owned by Quinsa.

Item 1. Security and Issuer.

          This Report on Schedule 13D relates to the Class B common shares, without par value, of Quilmes Industrial (Quinsa) Societe Anonyme, a Luxembourg corporation ("Quinsa"). The Quinsa Class B Shares are listed on the New York Stock Exchange in the form of American Depositary Shares, each of which represents two Quinsa Class B Shares, evidenced by American Depositary Receipts ("ADRs"). The address of Quinsa's principal executive offices is Teniente General Peron 667, Buenos Aires, Argentina, 1038.

Item 7. Material to Be Filed as Exhibits.


Exhibit No.  Description
-----------  ------------

99.3         AmBev Press Release dated March 3, 2004.

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                              COMPANHIA DE BEBIDAS DAS
                              AMERICAS - AMBEV


                              by  /s/ Juan Manuel Vergara Galvis
                                  -------------------------------------------
                                  Name:  Juan Manuel Vergara Galvis
                                  Title: International Operations Officer

                              by  /s/ Jose Adilson Miguel
                                  --------------------------------------------
                                  Name:  Jose Adilson Miguel
                                  Title: Retail Officer

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                              FUNDACAO ANTONIO E HELENA
                              ZERRENNER INSTITUICAO NACIONAL DE
                              BENEFICENCIA

                              by  /s/ Victorio Carlos de Marchi
                                  --------------------------------------------
                                  Name:  Victorio Carlos de Marchi
                                  Title: Member of the Advisory Board of
                                         Trustees

                              by  /s/ Jose Heitor Attilio Gracioso
                                  --------------------------------------------
                                  Name:  Jose Heitor Attilio Gracioso
                                  Title: President

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                              BRACO S.A.

                              by /s/ Jorge Paulo Lemann
                                 ------------------------------------------
                                 Name: Jorge Paulo Lemann
                                 Title: Officer

                              by /s/ Roberto Moses Thompson Motta
                                 ------------------------------------------
                                 Name: Roberto Moses Thompson Motta
                                 Title: Officer

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                              EMPRESA DE ADMINISTRACAO E
                              PARTICIPACOES S.A. - ECAP

                              by /s/ Jorge Paulo Lemann
                                 ------------------------------------------
                                 Name:  Jorge Paulo Lemann
                                 Title: Officer

                              by /s/ Roberto Moses Thompson Motta
                                 ------------------------------------------
                                 Name:  Roberto Moses Thompson Motta
                                 Title: Officer

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                              S-BRACO PARTICIPACOES S.A.

                              by /s/ Jorge Paulo Lemann
                                 ------------------------------------------
                                 Name:  Jorge Paulo Lemann
                                 Title: Director

                              by /s/ Roberto Moses Thompson Motta
                                 ------------------------------------------
                                 Name:  Roberto Moses Thompson Motta
                                 Title: Director

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                              JORGE PAULO LEMANN

                              by /s/ Jorge Paulo Lemann
                                 ---------------------------------
                                 Name:  Jorge Paulo Lemann
                                 Title:

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                              CARLOS ALBERTO DA VEIGA SICUPIRA

                              by /s/ Carlos Alberto Da Veiga Sicupira
                                 ------------------------------------------
                                 Name:  Carlos Alberto Da Veiga Sicupira
                                 Title:

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2004

                              MARCEL HERRMANN TELLES

                              by /s/ Marcel Herrmann Telles
                                 --------------------------------
                                 Name:  Marcel Herrmann Telles
                                 Title:

                                 EXHIBIT INDEX

Exhibit No.         Description                                          Page

99.3                AmBev Press Release dated March 3, 2004